TRACTOR SUPPLY CLOSES ACQUISITION OF ALLIVET, A LEADING ONLINE PET AND ANIMAL PHARMACY

Acquisition expands retailer’s addressable market by $15 billion; Provides $1 billion revenue opportunity at full scale

BRENTWOOD, Tenn., December 30, 2024 – Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retailer in the United States, announced today that it has completed its acquisition of Allivet, a privately-held online pet pharmacy. The plans to acquire Allivet were previously announced on October 24, 2024.

“We’re very excited to officially welcome the Allivet team to the Tractor Supply family,” said Hal Lawton, president and chief executive officer of Tractor Supply. “This acquisition complements and expands our existing ‘Life Out Here’ product and services line-up. We look forward to providing our 37 million Neighbor's Club members with a value-oriented pet and animal prescription service and introducing Tractor Supply to Allivet's customers."

The acquisition of Allivet expands the company’s total addressable market by $15 billion to $225 billion.

Since its founding in 1992, Allivet has grown to be a leading online pet and animal pharmacy fully licensed in all 50 states with three distribution centers that allow it to efficiently serve the needs of its customers and reach a large majority of the U.S. with next day delivery. Allivet has a proven platform to make pet parenting easier by providing convenient access to brand-name medications, expert pharmacy advice and automatic delivery with its auto-ship program.

Financial terms of the acquisition were not disclosed.

About Tractor Supply Company
For more than 85 years, Tractor Supply Company (NASDAQ: TSCO) has been passionate about serving the needs of recreational farmers, ranchers, homeowners, gardeners, pet enthusiasts and all those who enjoy living Life Out Here. Tractor Supply is the largest rural lifestyle retailer in the U.S., ranking 293 on the Fortune 500. The Company’s more than 50,000 Team Members are known for delivering legendary service and helping customers pursue their passions, whether that means being closer to the land, taking care of animals or living a hands-on, DIY lifestyle. In store and online, Tractor Supply provides what customers need – anytime, anywhere, any way they choose at the low prices they deserve.

As of September 28, 2024, the Company operated 2,270 Tractor Supply stores in 49 states. For more information on Tractor Supply, visit www.tractorsupply.com.

Tractor Supply Company also owns and operates Petsense by Tractor Supply, a small-box pet specialty supply retailer providing products and services for pet owners. As of September 28, 2024, the Company operated 205 Petsense by Tractor Supply stores in 23 states. For more information on Petsense by Tractor Supply, visit www.Petsense.com.

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Contacts:
Tricia Whittemore (615) 440-4410
Mary Winn Pilkington (615) 440-4212
corporatecommunications@tractorsupply.com